Exhibit 99.2

FIVE POINT ANNOUNCES EXPIRATION AND RESULTS OF CASH TENDER OFFER

FOR ANY AND ALL OUTSTANDING 10.500% INITIAL RATE SENIOR NOTES DUE 2028

September 19, 2025

IRVINE, Calif.—(BUSINESS WIRE)—Five Point Holdings, LLC (“Five Point”) (NYSE: FPH) announced today that the cash tender offer (the “Offer”) commenced on September 15, 2025 to purchase any and all of the outstanding 10.500% Initial Rate Senior Notes due 2028 (the “Notes”), co-issued by Five Point Operating Company, LP, a Delaware limited partnership, and Five Point Capital Corp., a Delaware corporation (each, an “Offeror” and together, the “Offerors”), expired at 5:00 p.m. New York City Time on September 19, 2025 (the “Expiration Time”).

According to D.F. King & Co., Inc. the tender and information agent for the Offer, valid tenders had been received as of the expiration of the Offer in the amount and percentage set forth in the table below.

Issuers	Title of Security(1)	CUSIP Numbers(2)	Principal Amount Outstanding	Principal Amount Tendered	Percentage of Principal Amount Tendered		Purchase Price per $1,000 Principal Amount of Notes
Five Point Operating Company, LP and Five Point Capital Corp.	10.500% Initial Rate Senior Notes due 2028	33834Y AB4 /U33825 AC1	$523,494,301	$471,534,884	90.07	%(3)	$1,008.57

(1)	The Notes are callable at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest, starting on November 15, 2025.
(2)

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this press release or printed on the Notes. They are provided solely for the convenience of holders of the Notes.

(3)

This amount excludes $3,963,572 aggregate principal amount of the Notes that remain subject to the guaranteed delivery procedures described in the offer to purchase and the related notice of guaranteed delivery.

The Offerors expect to accept for purchase all Notes validly tendered and not validly withdrawn as of the Expiration Time and all Notes validly tendered pursuant to the guaranteed delivery procedures by 5:00 p.m., New York City time, on September 23, 2025, and expect to make payment for any such Notes on September 25, 2025.

The Offerors will apply the net proceeds from the issuance of $450 million aggregate principal amount of the Offerors’ 8.000% Senior Notes due 2030 (the “New Notes”), which is expected to close on September 25, 2025, together with cash on hand, to the payment for all Notes to be purchased in the Offer.

The Offer was made pursuant to the terms and subject to the conditions set forth in the offer to purchase and the related notice of guaranteed delivery, each dated as of September 15, 2025.

Subject to settlement of the Offer, the Offerors intend to (i) issue a notice of redemption to redeem, before or on November 15, 2025, any Notes that remain outstanding, (ii) satisfy and discharge the Offerors’ obligations under the Notes and the indenture governing the Notes by depositing with the trustee for the Notes, in trust, solely for the benefit of the holders of the Notes, U.S. legal tender, U.S. government obligations, or a combination thereof, in such amounts as would be sufficient to pay the principal of, and premium and interest on, the Notes to the redemption date, or (iii) pursue any combination of the foregoing.

J.P. Morgan Securities LLC has served as the exclusive dealer manager for the Offer and D.F. King & Co., Inc. has served as the tender and information agent for the Offer. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC, Liability Management Group, by calling (866) 834-4666 (toll-free) or (212) 834-3554 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. In addition, this press release does not constitute a notice of redemption under the indenture governing the Notes.

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include up to approximately 40,000 residential homes and up to approximately 23 million square feet of commercial space.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements,” including statements regarding the New Notes and the Offer and the intended use of proceeds from the New Notes offering. The words “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target,” “could,” “seek,” or other similar words or phrases are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. A forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Five Point undertakes no obligation to update or revise publicly any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events or new information, even if future events make it clear that any expected results that Five Point has expressed or implied will not be realized. Though Five Point is of the view that such forward-looking statements are reasonable, the results or savings or benefits in the forward-looking statements may not be achieved. New factors emerge from time to time, and it is not possible for management to predict all such factors. For additional information regarding these risks and uncertainties, and the assumptions underlying the forward-looking statements, please refer to the Offer to Purchase.

For information:

Media Contact:

Eric Morgan, 949-349-1088

Eric.Morgan@fivepoint.com

Source: Five Point Holdings, LLC